EXHIBIT 1.1

                    ACQUISITION AGREEMENT AND PLAN OF MERGER

                          DATED AS OF NOVEMBER 21, 2000

                                     BETWEEN

                           ENTERTAINMENT TRENDS, INC.

                                       AND

                                  DALJAMA, INC.

TABLE OF CONTENTS

    ...............................
ARTICLE 1. The Merger

  Section 1.1  .................... The Merger
  Section 1.2  .................... Effective Time
  Section 1.3  .................... Closing of the Merger
  Section 1.4  .................... Effects of the Merger
  Section 1.5  .................... Board of Directors and Officers
  Section 1.6  .................... Conversion of Shares
  Section 1.7  .................... Exchange of Certificates
  Section 1.8  .................... Stock Options
  Section 1.9  .................... Taking of Necessary Action; Further Action

ARTICLE 2. Representations and Warranties of ET

  Section 2.1  .................... Organization and Qualification
  Section 2.2  .................... Capitalization of ET
  Section 2.3  .................... Authority Relative to this Agreement;
                                 Recommendation.
  Section 2.4  .................... SEC Reports; Financial Statements
  Section 2.5  .................... Information Supplied
  Section 2.6  .................... Consents and Approvals; No Violations
  Section 2.7  .................... No Default
  Section 2.8  .................... No Undisclosed Liabilities; Absence of Changes
  Section 2.9  .................... Litigation
  Section 2.10  ................... Compliance with Applicable Law
  Section 2.11  ................... Employee Benefit Plans; Labor Matters
  Section 2.12  ................... Environmental Laws and Regulations
  Section 2.13  ................... Tax Matters
  Section 2.14  ................... Title To Property
  Section 2.15  ................... Intellectual Property
  Section 2.16  ................... Insurance
  Section 2.17  ................... Vote Required
  Section 2.18  ................... Tax Treatment
  Section 2.19  ................... Affiliates
  Section 2.20  ................... Certain Business Practices
  Section 2.21  ................... Insider Interests
  Section 2.22  ................... Opinion of Financial Adviser
  Section 2.23  ................... Brokers
  Section 2.24  ................... Disclosure
  Section 2.25  ................... No Existing Discussion
  Section 2.26  ................... Material Contracts


ARTICLE 3. Representations and Warranties of DAL.

  Section 3.1  .................... Organization and Qualification
  Section 3.2  .................... Capitalization of DAL
  Section 3.3  .................... Authority Relative to this Agreement;
                                 Recommendation
  Section 3.4  .................... SEC Reports; Financial Statements
  Section 3.5  .................... Information Supplied
  Section 3.6  .................... Consents and Approvals; No Violations
  Section 3.7  .................... No Default
  Section 3.8 ..................... No Undisclosed Liabilities; Absence of Changes
  Section 3.9  .................... Litigation
  Section 3.10  ................... Compliance with Applicable Law
  Section 3.11  ................... Employee Benefit Plans; Labor Matters
  Section 3.12  ................... Environmental Laws and Regulations
  Section 3.13  ................... Tax Matters
  Section 3.14  ................... Title to Property
  Section 3.15  ................... Intellectual Property
  Section 3.16  ................... Insurance
  Section 3.17  ................... Vote Required
  Section 3.18  ................... Tax Treatment
  Section 3.19  ................... Affiliates
  Section 3.20  ................... Certain Business Practices
  Section 3.21  ................... Insider Interests
  Section 3.22  ................... Opinion of Financial Adviser
  Section 3.23  ................... Brokers
  Section 3.24  ................... Disclosure
  Section 3.25  ................... No Existing Discussions
  Section 3.26  ................... Material Contracts

ARTICLE 4. Covenants
  Section 4.1  .................... Conduct of Business of ET
  Section 4.2  .................... Conduct of Business of TAR
  Section 4.3  .................... Preparation of 8-K and the Proxy Statement
  Section 4.4  .................... Other Potential Acquirers
  Section 4.5  .................... Meetings of Stockholders
  Section 4.6  .................... NASD OTC:BB Listing
  Section 4.7  .................... Access to Information
  Section 4.8  .................... Additional Agreements; Reasonable Efforts.
  Section 4.9  .................... Employee Benefits; Stock Option and Employee
                                 Purchase Plans
  Section 4.10  ................... Public Announcements
  Section 4.11  ................... Indemnification
  Section 4.12  ................... Notification of Certain Matters

ARTICLE 5. Conditions to Consummation of the Merger Conditions to Each Party's
                    Obligations to Effect the

  Section 5.1  .................... Merger
  Section 5.2  .................... Conditions to the Obligations of ET
  Section 5.3  .................... Conditions to the Obligations of TAR



ARTICLE 6. Termination; Amendment; Waiver

  Section 6.1  .................... Termination
  Section 6.2  .................... Effect of Termination
  Section 6.3  .................... Fees and Expenses
  Section 6.4  .................... Amendment
  Section 6.5  .................... Extension; Waiver

ARTICLE 7. Miscellaneous

  Section 7.1  .................... Nonsurvival of Representations and Warranties
  Section 7.2  .................... Entire Agreement; Assignment
  Section 7.3  .................... Validity
  Section 7.4  .................... Notices
  Section 7.5  .................... Governing Law
  Section 7.6  .................... Descriptive Headings
  Section 7.7  .................... Parties in Interest
  Section 7.8  .................... Certain Definitions
  Section 7.9  .................... Personal Liability
  Section 7.10  ................... Specific Performance
  Section 7.11  ................... Counterparts


                       AGREEMENT AND PLAN OF MERGER

     This Agreement and Plan of Merger (this "Agreement"), dated as of November 21, 2000, is between ENTERTAINMENT TRENDS CORPORATION., a Texas corporation ("ET"), and Daljama, Inc., a Texas corporation ("DAL").

     Whereas, the Boards of Directors of ET and DAL each have, in light of and subject to the terms and conditions set forth herein, (i) determined that the Merger (as defined below) is fair to their respective stockholders and in the best interests of such stockholders and (ii) approved the Merger in accordance with this Agreement;

     Whereas, for Federal income tax purposes, it is intended that the Merger qualify as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"); and

     Whereas, ET and DAL desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

     Now, therefore, in consideration of the premises and the representations, warranties, covenants and agreements herein contained, and intending to be legally bound hereby, ET and TAR hereby agree as follows:

                                    ARTICLE I

                                   The Merger

Section 1.1. The Merger.

At the Effective Time (as defined below) and upon the terms and subject to the conditions of this Agreement and in accordance with the General Corporation law of the state of Texas (the "TBCA"), DAL shall be merged with and into ET (as defined below) (the "Merger`). Following the Merger, ET shall continue as the surviving corporation (the "Surviving Corporation"), shall continue to be governed by the laws of the jurisdiction of its incorporation or organization and the separate corporate existence of TAR shall cease. Prior to the Effective Time, the parties hereto shall mutually agree as to the name of the Surviving Corporation; however, initially the Surviving Corporation shall be named ENTERTAINMENT TRENDs CORPORATION. a Texas corporation. The Merger is intended to qualify as a tax-free reorganization under Section 368 of the Code as relates to the non-cash exchange of stock referenced herein.

Section 1.2. Effective Time.

Subject to the terms and conditions set forth in this Agreement, a Certificate of Merger (the "Merger Certificate") shall be duly executed and acknowledged by each of DAL and ET, and thereafter the Merger Certificate reflecting the Merger shall be delivered to the Secretary of State of the State of Texas for filing pursuant to the TBCA on the Closing Date (as defined in Section 1.3). The Merger shall become effective at such time as a properly executed and certified copy of the Merger Certificate is duly filed by the Secretary of State of the State of Texas in accordance with the TBCA or such later time as the parties may agree upon and set forth in the Merger Certificate (the time at which the Merger becomes effective shall be referred to herein as the "Effective Time").

Section  1.3.  Closing of the Merger.

The closing of the Merger (the "Closing") will take place at a time and on a date to be specified by the parties, which shall be no later than the second business day after satisfaction of the latest to occur of the conditions set forth in Article 5 (the "Closing Date"), at the offices of Entertainment Trends Corporation, 835 West Harwood Road, Suite E., Hurst Texas, unless another time, date or place is agreed to in writing by the parties hereto.

Section  1.4. Effects of the Merger.

The Merger shall have the effects set forth in the TBCA. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the properties, rights, privileges, powers of DAL shall vest in the Surviving Corporation, and all debts, liabilities and duties of DAL shall become the debts, liabilities and duties of the Surviving Corporation.



Section  1.5. Board of Directors and Officers of ET.

At or prior to the Effective Time, each of DAL and ET agrees to take such action as is necessary (i) to cause the number of directors comprising the full Board of Directors of ET to remain the same. In addition, ET majority stockholders of ET prior to the Effective Time shall take all action necessary to cause, to the greatest extent practicable, the ET's Board of Directors shall remain the same until the next Annual Meeting.

Section 1.6. Conversion of Shares.

         (a) At the Effective Time, each share of common stock, par value $.001 per share of DAL (individually a "DAL Share" and collectively, the "DAL Shares") issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of DAL, ET, or the holder thereof, be converted into and shall become fully paid and nonassessable ET common shares determined by issuing one share of ET common shares for every 500 shares of DAL.

         (b) At the Effective Time, each DAL Share held in the treasury of DAL, by DAL immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of DAL or ET be canceled, retired and cease to exist and no payment shall be made with respectthereto.

Section 1.7. Exchange of Certificates.

         (a) Prior to the Effective Time, ET shall enter into an agreement with, and shall deposit with, Entertainment Trends Corporation, or such other agent or agents as may be satisfactory to ET and DAL (the "Exchange Agent'), for the benefit of the holders of DAL Shares, for exchange through the Exchange Agent in accordance with this Article I: (i) certificates representing the appropriate number of ET Shares to be issued to holders of DAL Shares issuable pursuant to
Section 1.6 in exchange for outstanding DAL Shares.

         (b) As soon as reasonably practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding DAL Shares (the "Certificates") whose shares were converted into the right to receive ET Shares pursuant to Section 1.6: (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as DAL and ET may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing ET Shares. Upon surrender of a Certificate to the Exchange Agent, together with such letter of transmittal, duly executed, and any other required documents, the holder of such Certificate shall be entitled to receive in exchange therefore a certificate representing that number of whole ET Shares and, if applicable, a check representing the cash consideration to which such holder may be entitled on account of the Cash Fund, which such holder has the right to receive pursuant to the provisions of this Article I, and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of DAL Shares which are not registered in the transfer records of DAL, a certificate representing the proper number of ET Shares may be issued to a transferee if the Certificate representing such DAL Shares is presented to the Exchange Agent accompanied by all documents required by the Exchange Agent or ET to evidence and effect such transfer and by evidence that any applicable stock transfer or other taxes have been paid. Until surrendered as contemplated by this Section 1.7, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the certificate representing ET Shares as contemplated by this Section 1.8.

         (c) No dividends or other distributions declared or made after the Effective Time with respect to ET Shares with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the ET Shares represented thereby until the holder of record of such Certificate shall surrender such Certificate.

         (d) In the event that any Certificate for DAL Shares or ET Shares shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange therefor, upon the making of an affidavit of that fact by the holder thereof such ET Shares and cash in lieu of fractional ET Shares, if any, as may be required pursuant to this Agreement; provided, however, that ET or the Exchange Agent, may, in its respective discretion, require the delivery of a suitable bond, opinion or indemnity.



         (e) All ET Shares issued upon the surrender for exchange of DAL Shares in accordance with the terms hereof (including any cash paid pursuant to Section
1.10 shall be deemed to have been issued in full satisfaction of all rights pertaining to such DAL Shares. There shall be no further registration of transfers on the stock transfer books of either of DAL or ET of the DAL Shares or ET Shares which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to ET for any reason, they shall be canceled and exchanged as provided in this Article I.

         (f) No fractional ET Shares shall be issued in the Merger, but in lieu thereof each holder of DAL Shares otherwise entitled to a fractional ET Share shall, upon surrender of its, his or her Certificate or Certificates, be entitled to receive an additional share to round up to the nearest round number of shares.


Section  1.8.  At  the  Effective Time;

Each outstanding option to purchase DAL Shares, if any (a "DAL Stock Option" or collectively, "DAL Stock Options") issued pursuant to any DAL Stock Option Plan or DAL Long Term Incentive Plan whether vested or unrested, shall be cancelled.

Section  1.9. Taking of Necessary Action;

Further Action. If, at any time after the Effective Time, DAL or ET reasonably determines that any deeds, assignments, or instruments or confirmations of transfer are necessary or desirable to carry out the purposes of this Agreement and to vest ET with full right, title and possession to all assets, property, rights, privileges, powers and franchises of DAL, the officers and directors of ET and DAL are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary or desirable action.

                                    ARTICLE 2

                      Representations and Warranties of ET

Except as set forth on the Disclosure Schedule delivered by ET to DAL (the "ET Disclosure Schedule"), ET hereby represents and warrants to DAL as follows:

Section 2.1. Organization and Qualification.

         (a) ET is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization and has all requisite power and authority to own, lease and operate its properties and to carry on its businesses as now being conducted, except where the failure to be so organized, existing and in good standing or to have such power and authority would not have a Material Adverse Effect (as defined below) on ET. When used in connection with ET, the term "Material Adverse Effect" means any change or effect (i) that is or is reasonably likely to be materially adverse to the business, results of operations, condition (financial or otherwise) or prospects of ET, other than any change or effect arising out of general economic conditions unrelated to any business in which ET is engaged, or (ii) that may impair the ability of ET to perform its obligations hereunder or to consummate the transactions contemplated hereby.

         (b) ET has heretofore delivered to DAL accurate and complete copies of the Certificate of Incorporation and Bylaws (or similar governing documents), as currently in effect, of ET. Except as set forth on Schedule 2.1 of the ET Disclosure Schedule, ET is duly qualified or licensed and in good standing to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing would not have a Material Adverse Effect on ET.

Section 2.2. Capitalization of ET.

         (a) The authorized capital stock of ET consists of: (i) One Hundred Million (100,000,000) Shares of Common Stock, $0.001 par value, and Fifty Million (50,000,000) shares of Preferred stock, $0.001 par value. As of November 21, 2000 9,850,000 shares of ET Common Stock were issued and outstanding with no shares of ET Preferred Stock issued and outstanding. All of the outstanding ET Shares have been duly authorized and validly issued, and are fully paid, nonassessable and free of preemptive rights. Except as set forth herein, as of the date hereof, there are no outstanding (i) shares of capital stock or other voting securities of ET, (ii) securities of ET convertible into or exchangeable for shares of capital stock or voting securities of ET, except for the preferred shares of ET, (iii) options or other rights to acquire from ET and, no obligations of ET to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of ET, and (iv) equity equivalents, interests in the ownership or earnings of ET or other similar rights (collectively, "ET Securities"). As of the date hereof, there are no outstanding obligations of ET or its subsidiaries to repurchase, redeem or otherwise acquire any ET Securities or stockholder agreements, voting trusts or other agreements or understandings to which ET is a party or by which it is bound relating to the voting or registration of any shares of capital stock of ET. For purposes of this Agreement, "Lien" means, with respect to any asset (including, without limitation, any security) any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset.

         (b) The ET Shares constitute the only class of equity securities of ET registered or required to be registered under the Exchange Act.

         (c) ET does not own directly or indirectly more than fifty percent (50%) of the outstanding voting securities or interests (including membership interests) of any entity, other than as specifically disclosed in the disclosure documents.

Section 2.3. Authority Relative to this Agreement; Recommendation.

         (a) ET has all necessary corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of ET (the "ET Board") and no other corporate proceedings on the part of ET are necessary to authorize this Agreement or to consummate the transactions contemplated hereby, except, as referred to in Section 2.17, the approval and adoption of this Agreement by the holders of at least a majority of the then outstanding ET Shares. This Agreement has been duly and validly executed and delivered by ET and constitutes a valid, legal and binding agreement of ET, enforceable against ET in accordance with its terms.

         (b) The ET Board has resolved to recommend that the stockholders of ET approve and adopt this Agreement.

Section 2.4. SEC Reports; Financial Statements.

ET is not required to file forms, reports and documents with the SEC.

Section 2.5. Information Supplied.

None of the information supplied or to be supplied by ET for inclusion or incorporation by reference in connection with the Merger (the "Proxy Statement") will at the date mailed to stockholders of ET and at the times of the meeting or meetings of stockholders of ET to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement, insofar as it relates to the meeting of ET's stockholders to vote on the Merger, will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.

Section  2.6.  Consents  and  Approvals;

No Violations. Except for filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Securities Act, the Exchange Act, state securities or blue sky laws, the Hart-Scott-Rodino Antitrust Improvements Act of 1916, as amended (the "HSR Act"), the rules of the National Association of Securities Dealers, Inc.
("NASD"), the filing and recordation of the Merger Certificate as required by the TBCA, and as set forth on Schedule 2.6 of the ET Disclosure Schedule no filing with or notice to, and no remit, authorization, consent or approval of, any court or tribunal or administrative, governmental or regulatory body, agency or authority (a "Governmental Entity") is necessary for the execution and delivery by ET of this Agreement or the consummation by ET of the transactions contemplated hereby, except where the failure to obtain such permits, authorizations, consents or approvals or to make such filings or give such notice would not have a Material Adverse Effect on ET.

Except as set forth in Section 2.6 of the ET Disclosure Schedule, neither the execution, delivery and performance of this Agreement by ET nor the consummation by ET of the transactions contemplated hereby will (i) conflict with or result in any breach of any provision of the respective Certificate of Incorporation or Bylaws (or similar governing documents) of ET, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration or Lien) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which ET is a party or by which any of its properties or assets may be bound, or (iii) violate any order, writ, injunction, decree, law, statute, rule or regulation applicable to ET or any of its properties or assets, except in the case of (ii) or (iii) for violations, breaches or defaults which would not have a Material Adverse Effect on ET.

Section 2.7. No Default.

Except as set forth in Section 2.7 of the ET Disclosure Schedule, ET is not in breach, default or violation (and no event has occurred which with notice or the lapse of time or both would constitute a breach default or violation) of any term, condition or provision of (i) its Certificate of Incorporation or Bylaws (or similar governing documents), (ii) any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which ET is now a party or by which any of its respective properties or assets may be bound or (iii) any order, writ injunction, decree, law, statute, rule or regulation applicable to ET or any of its respective properties or assets, except in the case of (ii) or (iii) for violations, breaches or defaults that would not have a Material Adverse Effect on ET. Except as set forth in Section
2.7 of the ET Disclosure Schedule, each note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which ET is now a party or by which its respective properties or assets may be bound that is material to ET and that has not expired is in full force and effect and is not subject to any material default thereunder of which ET is aware by any party obligated to ET thereunder.

Section 2.8. No Undisclosed Liabilities; Absence of Changes.

Except as and to the extent disclosed by ET in the ET, none of ET or its subsidiaries had any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, that would be required by generally accepted accounting principles to be reflected on a consolidated balance sheet of ET and its consolidated subsidiaries (including the notes thereto) or which would have a Material Adverse Effect on ET. Except as disclosed by ET, none of ET or its subsidiaries has incurred any liabilities of any nature, whether or not accrued, contingent or otherwise, which could reasonably be expected to have, and there have been no events, changes or effects with respect to ET or its subsidiaries having or which could reasonably be expected to have, a Material Adverse Effect on ET. Except as and to the extent disclosed by ET there has not been (i) any material change by ET in its accounting methods, principles or practices (other than as required after the date hereof by concurrent changes in generally accepted accounting principles), (ii) any revaluation by ET of any of its assets having a Material adverse Effect on ET, including, without limitation, any write-down of the value of any assets other than in the ordinary course of business or (iii) any other action or event that would have required the consent of any other party hereto pursuant to Section 4.2 of this Agreement had such action or event occurred after the date of this Agreement.

Section  2.9. Litigation.

Except as set forth in Schedule 2.9 of the ET Disclosure Schedule there is no suit, claim, action, proceeding or investigation pending or, to the knowledge of ET, threatened against ET or any of its subsidiaries or any of their respective properties or assets before any Governmental Entity which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect on ET or could reasonably be expected to prevent or delay the consummation of the transactions contemplated by this Agreement. Except as disclosed by ET, none of ET or its subsidiaries is subject to any outstanding order, writ, injunction or decree which, insofar as can be reasonably foreseen in the future, could reasonably be expected to have a Material Adverse Effect on ET or could reasonably be expected to prevent or delay the consummation of the transactions contemplated hereby. Section 2.10. Compliance with Applicable Law.

Except as disclosed by ET, ET and its subsidiaries hold all permits, licenses, variances, exemptions, orders and approvals of all Governmental Entities necessary for the lawful conduct of their respective businesses (the "ET Permits"), except for failures to hold such permits, licenses, variances, exemptions, orders and approvals which would not have a Material Adverse Effect on ET. Except as disclosed by ET, ET and its subsidiaries are in compliance with the terms of the ET Permits, except where the failure so to comply would not have a Material Adverse Effect on ET. Except as disclosed by ET, the businesses of ET and its subsidiaries are not being conducted in violation of any law, ordinance or regulation of any Governmental Entity except that no representation or warranty is made in this Section 2.10 with respect to Environmental Laws and except for violations or possible violations which do not, and, insofar as reasonably can be foreseen, in the future will not, have a Material Adverse Effect on ET. Except as disclosed by ET no investigation or review by any Governmental Entity with respect to ET or its subsidiaries is pending or, to the knowledge of ET, threatened, nor, to the knowledge of ET, has any Governmental Entity indicated an intention to conduct the same, other than, in each case, those which ET reasonably believes will not have a Material Adverse Effect on ET.

Section 2.11. Employee Benefit Plans; Labor Matters.

         (a) Except as set forth in Section 2.11(a) of the ET Disclosure Schedule with respect to each employee benefit plan, program, policy, arrangement and contract (including, without limitation, any "employee benefit plan," as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), maintained or contributed to at any time by ET or any entity required to be aggregated with ET pursuant to Section 414 of the Code (each, a "ET Employee Plan"), no event has occurred and to the knowledge of ET, no condition or set of circumstances exists in connection with which ET could reasonably be expected to be subject to any liability which would have a Material Adverse Effect on ET.

         (b) (i) No ET Employee Plan is or has been subject to Title IV of ERISA or Section 412 of the Code; and (ii) each ET Employee Plan intended to qualify under Section 401(a) of the Code and each trust intended to qualify under
Section 501(a) of the Code is the subject of a favorable Internal Revenue Service determination letter, and nothing has occurred which could reasonably be expected to adversely affect such determination.

         (c) Section 2.11(c) of the ET Disclosure Schedule sets forth a true and complete list, as of the date of this Agreement, of each person who holds any ET Stock Options, together with the number of ET Shares which are subject to such option, the date of grant of such option, the extent to which such option is vested (or will become vested as a result of the Merger), the option price of such option (to the extent determined as of the date hereof), whether such option is a nonqualified stock option or is intended to qualify as an incentive stock option within the meaning of Section 422(b) of the Code, and the expiration date of such option. Section 2.11(c) of the ET Disclosure Schedule also sets forth the total number of such incentive stock options and such nonqualified options. ET has furnished DAL with complete copies of the plans pursuant to which the ET Stock Options were issued. Other than the automatic vesting of ET Stock Options that may occur without any action on the part of ET or its officers or directors, ET has not taken any action that would result in any ET Stock Options that are unvested becoming vested in connection with or as a result of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

         (d) ET has made available to DAL (i) a description of the terms of employment and compensation arrangements of all officers of ET and a copy of each such agreement currently in effect; (ii) copies of all agreements with consultants who are individuals obligating ET to make annual cash payments in an amount exceeding $60,000; (iii) a schedule listing all officers of ET who have executed a non-competition agreement with ET and a copy of each such agreement currently in effect; (iv) copies (or descriptions) of all severance agreements, programs and policies of ET with or relating to its employees, except programs and policies required to be maintained by law; and (v) copies of all plans, programs, agreements and other arrangements of ET with or relating to its employees which contain change in control provisions all of which are set forth in Section 2.11(d) of the ET Disclosure Schedule.

         (e) There shall be no payment, accrual of additional benefits, acceleration of payments, or vesting in any benefit under any ET Employee Plan or any agreement or arrangement disclosed under this Section 2.11 solely by reason of entering into or in connection with the transactions contemplated by this Agreement.

         (f) There are no controversies pending or, to the knowledge of ET, threatened, between ET and any of their employees, which controversies have or could reasonably be expected to have a Material Adverse Effect on ET. Neither ET nor any of its subsidiaries is a party to any collective bargaining agreement or other labor union contract applicable to persons employed by ET or any of its subsidiaries (and neither ET nor any of its subsidiaries has any outstanding material liability with respect to any terminated collective bargaining agreement or labor union contract), nor does ET know of any activities or proceedings of any labor union to organize any of its or employees. ET has no knowledge of any strike, slowdown, work stoppage, lockout or threat thereof, by or with respect to any of its employees.

Section 2.12. Environmental Laws and Regulations.

         (a) Except as publicly disclosed by ET in the ET SEC Reports, (i) ET is in material compliance with all applicable federal, state, local and foreign laws and regulations relating to pollution or protection of human health or the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata) (collectively, "Environmental Laws"), except for non-compliance that would not have a Material Adverse Effect on ET, which compliance includes, but is not limited to, the possession by ET of all material permits and other governmental authorizations required under applicable Environmental Laws, and compliance with the terms and conditions thereof; (ii) ET has not received written notice of, or, to the knowledge of ET, is the subject of, any action, cause of action, claim, investigation, demand or notice by any person or entity alleging liability under or non-compliance with any Environmental Law (an "Environmental Claim") that could reasonably be expected to have a Material Adverse Effect on ET; and (iii) to the knowledge of ET, there are no circumstances that are reasonably likely to prevent or interfere with such material compliance in the future.

         (b) Except as publicly disclosed by ET, there are no Environmental Claims which could reasonably be expected to have a Material Adverse Effect on ET that are pending or, to the knowledge of ET, threatened against ET or, to the knowledge of ET, against any person or entity whose liability for any Environmental Claim ET has or may have retained or assumed either contractually or by operation of law.

Section 2.13. Tax Matters.

         (a) Except as set forth in Section 2.13 of the ET Disclosure  Schedule:
(i) ET has filed or has had filed on its behalf in a timely manner (within any applicable extension periods) with the appropriate Governmental Entity all income and other material Tax Returns (as defined herein) with respect to Taxes (as defined herein) of ET and all Tax Returns were in all material respects true, complete and correct; (ii) all material Taxes with respect to ET have been paid in full or have been provided for in accordance with GAAP on ET's most recent balance sheet which is part of the ET SEC Documents. (iii) there are no outstanding agreements or waivers extending the statutory period of limitations applicable to any federal, state, local or foreign income or other material Tax Returns required to be filed by or with respect to ET; (iv) to the knowledge of ET none of the Tax Returns of or with respect to ET is currently being audited or examined by any Governmental Entity; and (v) no deficiency for any income or other material Taxes has been assessed with respect to ET which has not been abated or paid in full. (vi) Management of ET asserts that any franchise taxes, if owed, by DAL to the State of Texas will be paid by ET.

         (b) For purposes of this Agreement, (i) "Taxes" shall mean all taxes, charges, fees, levies or other assessments, including, without limitation, income, gross receipts, sales, use, ad valorem, goods and services, capital, transfer, franchise, profits, license, withholding, payroll, employment, employer health, excise, estimated, severance, stamp, occupation, property or other taxes, customs duties, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any taxing authority and (ii) "Tax Return" shall mean any report, return, documents declaration or other information or filing required to be supplied to any taxing authority or jurisdiction with respect to Taxes.

Section 2.14. Title to Property.

ET has good and defensible title to all of its properties and assets, free and clear of all liens, charges and encumbrances except liens for taxes not yet due and payable and such liens or other imperfections of title, if any, as do not materially detract from the value of or interfere with the present use of the property affected thereby or which, individually or in the aggregate, would not have a Material Adverse Effect on ET; and, to ET's knowledge, all leases pursuant to which ET leases from others real or personal property are in good standing, valid and effective in accordance with their respective terms, and there is not, to the knowledge of ET, under any of such leases, any existing material default or event of default (or event which with notice of lapse of time, or both, would constitute a default and in respect of which ET has not taken adequate steps to prevent such a default from occurring) except where the lack of such good standing, validity and effectiveness, or the existence of such default or event, would not have a Material Adverse Effect on ET.



 Section 2.15. Intellectual Property.

         (a) ET owns, or possesses adequate licenses or other valid rights to use, all existing United States and foreign patents, trademarks, trade names, service marks, copyrights, trade secrets and applications therefore that are material to its business as currently conducted (the "ET Intellectual Property Rights").

         (b) The validity of the ET Intellectual Property Rights and the title thereto of ET is not being questioned in any litigation to which ET is a party.

         (c) Except as set forth in Section 2.15(c) of the ET Disclosure Schedule, the conduct of the business of ET as now conducted does not, to ET's knowledge, infringe any valid patents, trademarks, trade names, service marks or copyrights of others. The consummation of the transactions completed hereby will not result in the loss or impairment of any ET Intellectual Property Rights.

         (d) ET has taken steps it believes appropriate to protect and maintain its trade secrets as such, except in cases where ET has elected to rely on patent or copyright protection in lieu of trade secret protection.

Section  2.16.  Insurance.

ET currently does not maintain general liability and other business insurance.

Section 2.17. Vote Required.

The affirmative vote of the holders of at least a majority of the outstanding ET Shares is the only vote of the holders of any class or series of ET's capital stock necessary to approve and adopt this Agreement and the Merger.

Section 2.18. Tax Treatment.

Neither ET nor, to the knowledge of ET, any of its affiliates has taken or agreed to take action that would prevent the Merger from constituting a reorganization qualifying under the provisions of Section 368(a) of the Code.

Section   2.19.  Affiliates.

Except for Principal ET Stockholder("ET") and the directors and executive officers of ET, each of whom is listed in Section 2.19 of the ET Disclosure Schedule, there are no persons who, to the knowledge of ET, may be deemed to be affiliates of ET under Rule 1-02(b) of Regulation S-X of the SEC (the "ET Affiliates").

Section  2.20.  Certain  Business  Practices.

None of ET or any directors, officers, agents or employees of ET has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended (the "FCPA"), or (iii) made any other unlawful payment.

Section  2.21. Insider Interests.

Except as set forth in Section 2.21 of the ET Disclosure Schedule, neither PVS nor any officer or director of ET has any interest in any material property, real or personal, tangible or intangible, including without limitation, any computer software or ET Intellectual Property Rights, used in or pertaining to the business of ET, expect for the ordinary rights of a stockholder or employee stock option holder.

Section  2.22. Opinion of Financial Adviser.
No advisers, as of the date hereof, have delivered to the ET Board a written opinion to the effect that, as of such date, the exchange ratio contemplated by the Merger is fair to the holders of ET Shares.

Section  2.23. Brokers.

No broker, finder or investment banker (other than the ET Financial Adviser, a true and correct copy of whose engagement agreement has been provided to DAL) is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of ET.

Section 2.24. Disclosure.

No representation or warranty of ET in this Agreement or any certificate, schedule, document or other instrument furnished or to be furnished to DAL pursuant hereto or in connection herewith contains, as of the date of such representation, warranty or instrument, or will contain any untrue statement of a material fact or, at the date thereof, omits or will omit to state a material fact necessary to make any statement herein or therein, in light of the circumstances under which such statement is or will be made, not misleading.



Section 2.25. No Existing Discussions.

As of the date hereof, ET is not engaged, directly or indirectly, in any discussions or negotiations with any other party with respect to any Third Party Acquisition (as defined in Section 4.4).

Section 2.26. Material Contracts.

         (a) ET has delivered or otherwise made available to DAL true, correct and complete copies of all contracts and agreements (and all amendments, modifications and supplements thereto and all side letters to which ET is a party affecting the obligations of any party thereunder) to which ET is a party or by which any of its properties or assets are bound that are, material to the business, properties or assets of ET taken as a whole, including, without limitation, to the extent any of the following are, individually or in the aggregate, material to the business, properties or assets of ET taken as a whole, all: (i) employment, product design or development, personal services, consulting, non-competition, severance, golden parachute or indemnification contracts (including, without limitation, any contract to which ET is a party involving employees of ET); (ii) licensing, publishing, merchandising or distribution agreements; (iii) contracts granting rights of first refusal or first negotiation; (iv) partnership or joint venture agreements; (v) agreements for the acquisition, sale or lease of material properties or assets or stock or otherwise entered into since September 30, 2000; (vi) contracts or agreements with any Governmental Entity. and (vii) all commitments and agreements to enter into any of the foregoing (collectively, together with any such contracts entered into in accordance with Section 4.1 hereof, the "ET Contracts"). ET is not a party to or bound by any severance, golden parachute or other agreement with any employee or consultant pursuant to which such person would be entitled to receive any additional compensation or an accelerated payment of compensation as a result of the consummation of the transactions contemplated hereby.

         (b) Each of the ET Contracts is valid and enforceable in accordance with its terms, and there is no default under any ET Contract so listed either by ET or, to the knowledge of ET, by any other party thereto, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder by ET or, to the knowledge of ET, any other party, in any such case in which such default or event could reasonably be expected to have a Material Adverse Effect on ET.

         (c) No party to any such ET Contract has given notice to ET of or made a claim against ET with respect to any breach or default thereunder, in any such case in which such breach or default could reasonably be expected to have a Material Adverse Effect on ET.

                                    ARTICLE 3

                      Representations and Warranties of DAL

Except as set forth on the Disclosure Schedule delivered by DAL to ET (the "DAL Disclosure Schedule"), DAL hereby represents and warrants to ET as follows:

Section 3.1. Organization and Qualification.

         (a) Each of DAL and its subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization and has all requisite power and authority to own, lease and operate its properties and to carry on its businesses as now being conducted, except where the failure to be so organized, existing and in good standing or to have such power and authority would not have a Material Adverse Effect (as defined below) on DAL. When used in connection with DAL, the term
"Material Adverse Effect" means any change or effect (i) that is or is reasonably likely to be materially adverse to the business, results of operations, condition (financial or otherwise) or prospects of DAL and its subsidiaries, taken as a whole, other than any change or effect arising out of general economic conditions unrelated to any businesses in which DAL and its subsidiaries are engaged, or (ii) that may impair the ability of DAL to consummate the transactions contemplated hereby.

         (b) DAL has heretofore delivered to ET accurate and complete copies of the Certificate of Incorporation and Bylaws (or similar governing documents), as currently in effect, of DAL. Each of DAL and its subsidiaries is duly qualified or licensed and in good standing to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing would not have a Material Adverse Effect on DAL.



Section 3.2. Capitalization of DAL.

         (a) As of November 21, 2000, the authorized capital stock of DAL consists of; (i) Twenty Million (20,000,000) DAL common Shares, $.001 par value, of which 5,000,000 common Shares are issued and outstanding, and (ii) no authorized preferred shares. All of the outstanding DAL Shares have been duly authorized and validly issued, and are fully paid, nonassessable and free of preemptive rights.

         (b) Except as set forth in Section 3.2(b) of the DAL Disclosure Schedule, DAL is the record and beneficial owner of all of the issued and outstanding shares of capital stock of its subsidiaries.

         (c) Except as set forth in Section 3.2(c) of the DAL Disclosure Schedule, between December 31, 1999 and the date hereof, no shares of DAL's capital stock have been issued and no DAL Stock options have been granted. Except as set forth in Section 3.2(a) above, as of the date hereof, there are no outstanding (i) shares of capital stock or other voting securities of DAL, (ii) securities of DAL or its subsidiaries convertible into or exchangeable for shares of capital stock or voting securities of DAL, (iii) options or other rights to acquire from DAL or its subsidiaries, or obligations of DAL or its subsidiaries to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of DAL, or (iv) equity equivalents, interests in the ownership or earnings of DAL or its subsidiaries or other similar rights (collectively, "DAL Securities"). As of the date hereof, there are no outstanding obligations of DAL or any of its subsidiaries to repurchase, redeem or otherwise acquire any DAL Securities. There are no stockholder agreements, voting trusts or other agreements or understandings to which DAL is a party or by which it is bound relating to the voting or registration of any shares of capital stock of DAL.

         (d) Except as set forth in Section 3.2(d) of the DAL Disclosure Schedule, there are no securities of DAL convertible into or exchangeable for, no options or other rights to acquire from DAL, and no other contract, understanding, arrangement or obligation (whether or not contingent) providing for the issuance or sale, directly or indirectly, of any capital stock or other ownership interests in, or any other securities of, any subsidiary of DAL.

         (e) The DAL Shares constitute the only class of equity securities of DAL or its subsidiaries.

         (f) Except as set forth in Section 3.2(f) of the DAL Disclosure Schedule, DAL does not own directly or indirectly more than fifty percent (50%) of the outstanding voting securities or interests (including membership interests) of any entity.

Section 3.3. Authority Relative to this Agreement; Recommendation.

         (a) DAL has all necessary corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of DAL (the "DAL Board"), and no other corporate proceedings on the part of DAL are necessary to authorize this Agreement or to consummate the transactions contemplated hereby, except, as referred to in Section 3.17, the approval and adoption of this Agreement by the holders of at least a majority of the then outstanding DAL Shares. This Agreement has been duly and validly executed and delivered by DAL and constitutes a valid, legal and binding agreement of DAL, enforceable against DAL in accordance with its terms.

         (b) The DAL Board has resolved to recommend that the stockholders of DAL approve and adopt this Agreement.

Section 3.4. SEC Reports; Financial Statements.

         (a) DAL has filed all required forms, reports and documents with the Securities and Exchange Commission (the "SEC") since Septemner 1, 2000, each of which has complied in all material respects with all applicable requirements of the Securities Act of 1933, as amended (the "Securities Act"), and the Exchange Act (and the rules and regulations promulgated thereunder, respectively), each as in effect on the dates such forms, reports and documents were filed. DAL has heretofore delivered or promptly will deliver prior to the Effective Date to DAL, in the form filed with the SEC (including any amendments thereto but excluding any exhibits), (i) its Registration Statement on Form 10SB-12G dated September 1, 2000, (ii) all definitive proxy statements relating to DAL's meetings of stockholders (whether annual or special) held since September 1, 2000, if any, and (iii) all other reports or registration statements filed by DAL with the SEC since September 1, 2000 (all of the foregoing, collectively, the "DAL SEC Reports"). None of such DAL SEC Reports, including, without limitation, any financial statements or schedules included or incorporated by reference therein, contained, when filed, any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited financial statements of DAL included in the DAL SEC Reports fairly present, in conformity with generally accepted accounting principles applied on a consistent basis (except as may be indicated in the notes thereto), the financial position of DAL as of the dates thereof and its results of operations and changes in financial position for the periods then ended. All material agreements, contracts and other documents required to be filed as exhibits to any of the DAL SEC Reports have been so filed.

         (b) DAL has heretofore made available or promptly will make available to ET a complete and correct copy of any amendments or modifications which are required to be filed with the SEC but have not yet been filed with the SEC, to agreements, documents or other instruments which previously had been filed by DAL with the SEC pursuant to the Exchange Act.

Section 3.5. Information Supplied.

None of the information supplied or to be supplied by DAL for inclusion or incorporation by reference to (i) the 8-K will, at the time the 8-K is filed with the SEC and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and (ii) the Proxy Statement will, at the date mailed to stockholders of ET, if any, and at the times of the meeting or meetings of stockholders of ET to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement, insofar as it relates to the meeting of DAL's stockholders to vote on the Merger, will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder, and the 8-K will comply as to form in all material respects with the provisions of the Securities Act and the rules and regulations thereunder.

Section  3.6.  Consents and Approvals;

No Violations. Except as set forth in Section 3.6 of the DAL Disclosure Schedule, and for filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Securities Act, the Exchange Act, state securities or blue sky laws, the HSR Act, the rules of the NASD, and the filing and recordation of the Merger Certificate as required by the TBCA, no filing with or notice to, and no permit, authorization, consent or approval of, any Governmental Entity is necessary for the execution and delivery by DAL of this Agreement or the consummation by DAL of the transactions contemplated hereby, except where the failure to obtain such permits, authorizations consents or approvals or to make such filings or give such notice would not have a Material Adverse Effect on DAL.

Neither the execution, delivery and performance of this Agreement by DAL nor the consummation by DAL of the transactions contemplated hereby will (i) conflict with or result in any breach of any provision of the respective Certificate of Incorporation or Bylaws (or similar governing documents) of DAL or any of DAL's subsidiaries, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration or Lien) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which DAL or any of DAL is subsidiaries is a party or by which any of them or any of their respective properties or assets may be bound or (iii) violate any order, writ, injunction, decree, law, statute, rule or regulation applicable to DAL or any of DAL's subsidiaries or any of their respective properties or assets, except in the case of (ii) or (iii) for violations, breaches or defaults which would not have a Material Adverse Effect on DAL.

Section 3.7. No Default.

None of DAL or any of its subsidiaries is in breach, default or violation (and no event has occurred which with notice or the lapse of time or both would constitute a breach, default or violation) of any term, condition or provision of (i) its Certificate of Incorporation or Bylaws (or similar governing documents), (ii) any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which DAL or any of its subsidiaries is now a party or by which any of them or any of their respective properties or assets may be bound or (iii) any order, writ, injunction, decree, law, statute, rule or regulation applicable to DAL, its subsidiaries or any of their respective properties or assets, except in the case of (ii) or (iii) for violations, breaches or defaults that would not have a Material Adverse Effect on DAL. Each note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which DAL or any of its subsidiaries is now a party or by which any of them or any of their respective properties or assets may be bound that is material to DAL and its subsidiaries taken as a whole and that has not expired is in full force and effect and is not subject to any material default thereunder of which DAL is aware by any party obligated to DAL or any subsidiary thereunder.

Section 3.8. No Undisclosed Liabilities; Absence of Changes.

Except as set forth in Section 2.8 of the DAL Disclosure Schedule and except as and to the extent publicly disclosed by DAL in the DAL SEC Reports, as of September 1, 2000, DAL does not have any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, that would be required by generally accepted accounting principles to be reflected on a balance sheet of DAL (including the notes thereto) or which would have a Material Adverse Effect on DAL. Except as publicly disclosed by DAL, since September 1, 2000, DAL has not incurred any liabilities of any nature, whether or not accrued, contingent or otherwise, which could reasonably be expected to have, and there have been no events, changes or effects with respect to DAL having or which reasonably could be expected to have, a Material Adverse Effect on DAL. Except as and to the extent publicly disclosed by DAL in the DAL SEC Reports and except as set forth in Section 2.8 of the DAL Disclosure Schedule, since September 1, 2000, there has not been (i) any material change by DAL in its accounting methods, principles or practices (other than as required after the date hereof by concurrent changes in generally accepted accounting principles), (ii) any revaluation by DAL of any of its assets having a Material Adverse Effect on DAL, including, without limitation, any write-down of the value of any assets other than in the ordinary course of business or (iii) any other action or event that would have required the consent of any other party hereto pursuant to Section
4.1 of this Agreement had such action or event occurred after the date of this Agreement.

Section  3.9. Litigation.

Except as publicly disclosed by DAL in the DAL SEC Reports, there is no suit, claim, action, proceeding or investigation pending or, to the knowledge of DAL, threatened against DAL or any of its subsidiaries or any of their respective properties or assets before any Governmental Entity which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect on DAL or could reasonably be expected to prevent or delay the consummation of the transactions contemplated by this Agreement. Except as publicly disclosed by DAL in the DAL SEC Reports, DAL is not subject to any outstanding order, writ, injunction or decree which, insofar as can be reasonably foreseen in the future, could reasonably be expected to have a Material Adverse Effect on DAL or could reasonably be expected to prevent or delay the consummation of the transactions contemplated hereby.

Section  3.10.  Compliance with Applicable  Law.

Except as publicly disclosed by DAL in the DAL SEC Reports, DAL holds all permits, licenses, variances, exemptions, orders and approvals of all Governmental Entities necessary for the lawful conduct of their respective businesses (the `'DAL Permits"), except for failures to hold such permits, licenses, variances, exemptions, orders and approvals which would not have a Material Adverse Effect on DAL. Except as publicly disclosed by DAL in the DAL SEC Reports, DAL is in compliance with the terms of the DAL Permits, except where the failure so to comply would not have a Material Adverse Effect on DAL. Except as publicly disclosed by DAL in the DAL SEC Reports, the business of DAL is not being conducted in violation of any law, ordinance or regulation of any Governmental Entity except that no representation or warranty is made in this
Section 2.10 with respect to Environmental Laws (as defined in Section 2.12 below) and except for violations or possible violations which do not, and, insofar as reasonably can be foreseen, in the future will not, have a Material Adverse Effect on DAL. Except as publicly disclosed by DAL in the DAL SEC Reports, no investigation or review by any Governmental Entity with respect to DAL is pending or, to the knowledge of DAL, threatened, nor, to the knowledge of DAL, has any Governmental Entity indicated an intention to conduct the same, other than, in each case, those which DAL reasonably believes will not have a Material Adverse Effect on DAL.

Section 3.11. Employee Benefit Plans; Labor Matters.

         (a) With respect to each employee benefit plan, program, policy, arrangement and contract (including, without limitation, any "employee benefit plan," as defined in Section 3(3) of ERISA), maintained or contributed to at any time by DAL, any of its subsidiaries or any entity required to be aggregated with DAL or any of its subsidiaries pursuant to Section 414 of the Code (each, a "DAL Employee Plan"), no event has occurred and, to the knowledge of DAL, no condition or set of circumstances exists in connection with which DAL or any of its subsidiaries could reasonably be expected to be subject to any liability which would have a Material Adverse Effect on DAL.



         (b) (i) No DAL Employee Plan is or has been subject to Title IV of ERISA or Section 412 of the Code; and (ii) each DAL Employee Plan intended to qualify under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code is the subject of a favorable Internal Revenue Service determination letter, and nothing has occurred which could reasonably be expected to adversely affect such determination.

         (c) Section 3.11(c) of the DAL Disclosure Schedule sets forth a true and complete list, as of the date of this Agreement, of each person who holds any DAL Stock Options, together with the number of DAL Shares which are subject to such option, the date of grant of such option, the extent to which such option is vested (or will become vested as a result of the Merger), the option price of such option (to the extent determined as of the date hereof), whether such option is a nonqualified stock option or is intended to qualify as an incentive stock option within the meaning of Section 422(b) of the Code, and the expiration date of such option. Section 3.11(c) of the DAL Disclosure Schedule also sets forth the total number of such incentive stock options and such nonqualified options. DAL has furnished ET with complete copies of the plans pursuant to which the DAL Stock Options were issued. Other than the automatic vesting of DAL Stock Options that may occur without any action on the part of DAL or its officers or directors, DAL has not taken any action that would result in any DAL Stock Options that are unvested becoming vested in connection with or as a result of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

         (d) DAL has made available to ET (i) a description of the terms of employment and compensation arrangements of all officers of DAL and a copy of each such agreement currently in effect; (ii) copies of all agreements with consultants who are individuals obligating DAL to make annual cash payments in an amount exceeding $60,000; (iii) a schedule listing all officers of DAL who have executed a non-competition agreement with DAL and a copy of each such agreement currently in effect; (iv) copies (or descriptions) of all severance agreements, programs and policies of DAL with or relating to its employees, except programs and policies required to be maintained by law; and (v) copies of all plans, programs, agreements and other arrangements of the DAL with or relating to its employees which contain change in control provisions.

         (e) Except as disclosed in Section 3.11(e) of the DAL Disclosure Schedule there shall be no payment, accrual of additional benefits, acceleration of payments, or vesting in any benefit under any DAL Employee Plan or any agreement or arrangement disclosed under this Section 3.11 solely by reason of entering into or in connection with the transactions contemplated by this Agreement.

         (f) There are no controversies pending or, to the knowledge of DAL threatened, between DAL or any of its subsidiaries and any of their respective employees, which controversies have or could reasonably be expected to have a Material Adverse Effect on DAL. Neither DAL nor any of its subsidiaries is a party to any collective bargaining agreement or other labor union contract applicable to persons employed by DAL or any of its subsidiaries (and neither DAL nor any of its subsidiaries has any outstanding material liability with respect to any terminated collective bargaining agreement or labor union contract), nor does DAL know of any activities or proceedings of any labor union to organize any of its or any of its subsidiaries' employees. DAL has no knowledge of any strike, slowdown, work stoppage, lockout or threat thereof by or with respect to any of its or any of its subsidiaries' employees.

Section 3.12. Environmental Laws and Regulations.

         (a) Except as disclosed by DAL, (i) each of DAL and its subsidiaries is in material compliance with all Environmental Laws, except for non-compliance that would not have a Material Adverse Effect on DAL, which compliance includes, but is not limited to, the possession by DAL and its subsidiaries of all material permits and other governmental authorizations required under applicable Environmental Laws, and compliance with the terms and conditions thereof; (ii) none of DAL or its subsidiaries has received written notice of, or, to the knowledge of DAL, is the subject of, any Environmental Claim that could reasonably be expected to have a Material Adverse Effect on DAL; and (iii) to the knowledge of DAL, there are no circumstances that are reasonably likely to prevent or interfere with such material compliance in the future.


         (b) Except as disclosed by DAL, there are no Environmental Claims which could reasonably be expected to have a Material Adverse Effect on DAL that are pending or, to the knowledge of DAL, threatened against DAL or any of its subsidiaries or, to the knowledge of DAL, against any person or entity whose liability for any Environmental Claim DAL or its subsidiaries has or may have retained or assumed either contractually or by operation of law.

Section 3.13. Tax Matters.

Except as set forth in Section 3.13 of the DAL Disclosure Schedule: (i) DAL and each of its subsidiaries has filed or has had filed on its behalf in a timely manner (within any applicable extension periods) with the appropriate Governmental Entity all income and other material Tax Returns with respect to Taxes of DAL and each of its subsidiaries and all Tax Returns were in all material respects true, complete and correct; (ii) all material Taxes with respect to DAL and each of its subsidiaries have been paid in full or have been provided for in accordance with GAAP on DAL's most recent balance sheet which is part of the DAL SEC Documents; (iii) there are no outstanding agreements or waivers extending the statutory period of limitations applicable to any federal, state, local or foreign income or other material Tax Returns required to be filed by or with respect to DAL or its subsidiaries; (iv) to the knowledge of DAL none of the Tax Returns of or with respect to DAL or any of its subsidiaries is currently being audited or examined by any Governmental Entity; and (v) no deficiency for any income or other material Taxes has been assessed with respect to DAL or any of its subsidiaries which has not been abated or paid in full.
(vi) Management of ET asserts that any franchise taxes, if owed, by DAL to the State of Texas will be paid by ET.

Section 3.14. Title to Property.

DAL and each of its subsidiaries have good and defensible title to all of their properties and assets, free and clear of all liens, charges and encumbrances except liens for taxes not yet due and payable and such liens or other imperfections of title, if any, as do not materially detract from the value of or interfere with the present use of the property affected thereby or which, individually or in the aggregate, would not have a Material Adverse Effect on DAL; and, to DAL's knowledge, all leases pursuant to which DAL or any of its subsidiaries lease from others real or personal property are in good standing, valid and effective in accordance with their respective terms, and there is not, to the knowledge of DAL, under any of such leases, any existing material default or event of default (or event which with notice or lapse of time, or both, would constitute a material default and in respect of which DAL or such subsidiary has not taken adequate steps to prevent such a default from occurring) except where the lack of such good standing, validity and effectiveness, or the existence of such default or event of default would not have a Material Adverse Effect on DAL.

Section 3.15. Intellectual Property.

         (a) Each of DAL and its subsidiaries owns, or possesses adequate licenses or other valid rights to use, all existing United States and foreign patents, trademarks, trade names, services marks, copyrights, trade secrets, and applications therefore that are material to its business as currently conducted (the "DAL Intellectual Property Rights").

         (b) Except as set forth in Section 3.15(b) of the DAL Disclosure Schedule the validity of the DAL Intellectual Property Rights and the title thereto of DAL or any subsidiary, as the case may be, is not being questioned in any litigation to which DAL or any subsidiary is a party.

         (c) The conduct of the business of DAL and its subsidiaries as now conducted does not, to DALis knowledge, infringe any valid patents, trademarks, tradenames, service marks or copyrights of others. The consummation of the transactions contemplated hereby will not result in the loss or impairment of any DAL Intellectual Property Rights.

         (d) Each of DAL and its subsidiaries has taken steps it believes appropriate to protect and maintain its trade secrets as such, except in cases where DAL has elected to rely on patent or copyright protection in lieu of trade secret protection.

Section  3.16.  Insurance.

DAL does not currently maintain general liability and other business insurance.



Section 3.17. Vote Required.

The affirmative vote of the holders of at least a majority of the outstanding DAL Shares is the only vote of the holders of any class or series of DAL's capital stock necessary to approve and adopt this Agreement and the Merger.

Section 3.18. Tax Treatment.

Neither DAL nor, to the knowledge of DAL, any of its affiliates has taken or agreed to take any action that would prevent the Merger from constituting a reorganization qualifying under the provisions of Section 368(a) of the Code.

Section  3.19.  Affiliates.

Except for the directors and executive officers of DAL, each of whom is listed in Section 3.19 of the DAL Disclosure Schedule, there are no persons who, to the knowledge of DAL, may be deemed to be affiliates of DAL under Rule 1-02(b) of Regulation S-X of the SEC (the "DAL Affiliates").

Section  3.20.  Certain Business Practices.

None of DAL, any of its subsidiaries or any directors, officers, agents or employees of DAL or any of its subsidiaries has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the FCPA, or (iii) made any other unlawful payment.

Section  3.21. Insider Interests.

Except as set forth in Section 3.21 of the DAL Disclosure Schedule, no officer or director of DAL has any interest in any material property, real or personal, tangible or intangible, including without limitation, any computer software or DAL Intellectual Property Rights, used in or pertaining to the business of DAL or any subsidiary, except for the ordinary rights of a stockholder or employee stock optionholder.

Section  3.22. Opinion of Financial Adviser.

No advisers, as of the date hereof, have delivered to the DAL Board a written opinion to the effect that, as of such date, the exchange ratio contemplated by the Merger is fair to the holders of DAL Shares.

Section  3.23. Brokers.

No broker, finder or investment banker (other than the DAL Financial Adviser, a true and correct copy of whose engagement agreement has been provided to ET) is entitled to any brokerage, finders or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of DAL.

Section 3.24. Disclosure.

No representation or warranty of DAL in this Agreement or any certificate, schedule, document or other instrument furnished or to be furnished to ET pursuant hereto or in connection herewith contains, as of the date of such representation, warranty or instrument, or will contain any untrue statement of a material fact or, at the date thereof, omits or will omit to state a material fact necessary to make any statement herein or therein, in light of the circumstances under which such statement is or will be made, not misleading.

Section 3.25. No Existing Discussions.

As of the date hereof, DAL is not engaged, directly or indirectly, in any discussions or negotiations with any other party with respect to any Third Party Acquisition (as defined in Section 5.4).

Section 3.26. Material Contracts.

         (a) DAL has delivered or otherwise made available to ET true, correct and complete copies of all contracts and agreements (and all amendments, modifications and supplements thereto and all side letters to which DAL is a party affecting the obligations of any party thereunder) to which DAL or any of its subsidiaries is a party or by which any of their properties or assets are bound that are, material to the business, properties or assets of DAL and its subsidiaries taken as a whole, including, without limitation, to the extent any of the following are, individually or in the aggregate, material to the business, properties or assets of DAL and its subsidiaries taken as a whole, all: (i) employment, product design or development, personal services, consulting, non-competition, severance, golden parachute or indemnification contracts (including, without limitation, any contract to which DAL is a party involving employees of DAL); (ii) licensing, publishing, merchandising or distribution agreements; (iii) contracts granting rights of first refusal or first negotiation; (iv) partnership or joint venture agreements; (v) agreements for the acquisition, sale or lease of material properties or assets or stock or otherwise. (vi) contracts or agreements with any Governmental Entity; and (vii) all commitments and agreements to enter into any of the foregoing (collectively, together with any such contracts entered into in accordance with Section 5.2 hereof, the 'DAL Contracts"). Neither DAL nor any of its subsidiaries is a party to or bound by any severance, golden parachute or other agreement with any employee or consultant pursuant to which such person would be entitled to receive any additional compensation or an accelerated payment of compensation as a result of the consummation of the transactions contemplated hereby.

         (b) Each of the DAL Contracts is valid and enforceable in accordance with its terms, and there is no default under any DAL Contract so listed either by DAL or, to the knowledge of DAL, by any other party thereto, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder by DAL or, to the knowledge of DAL, any other party, in any such case in which such default or event could reasonably be expected to have a Material Adverse Effect on DAL.

     (c) No party to any such DAL Contract has given notice to DAL of or made a claim against DAL with respect to any breach or default thereunder, in any such case in which such breach or default could reasonably be expected to have a Material Adverse Effect on DAL.

                                    ARTICLE 4

                                    Covenants

Section  4.1.  Conduct of Business of ET.

Except as contemplated by this Agreement or as described in Section 4.1 of the ET Disclosure Schedule, during the period from the date hereof to the Effective Time, ET will conduct its operations in the ordinary course of business consistent with past practice and, to the extent consistent therewith, with no less diligence and effort than would be applied in the absence of this Agreement, seek to preserve intact its current business organization, keep available the service of its current officers and employees and preserve its relationships with customers, suppliers and others having business dealings with it to the end that goodwill and ongoing businesses shall be unimpaired at the Effective Time. Without limiting the generality of the foregoing, except as otherwise expressly provided in this Agreement or as described in Section 4.1 of the ET Disclosure Schedule, prior to the Effective Time, ET will not, without the prior written consent of DAL:

     (a) amend its Certificate of Incorporation or Bylaws (or other similar governing instrument);

     (b) amend the terms of any stock of any class or any other securities (except bank loans) or equity equivalents.

     (c) split, combine or reclassify any shares of its capital stock, declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, make any other actual, constructive or deemed distribution in respect of its capital stock or otherwise make any payments to stockholders in their capacity as such, or redeem or otherwise acquire any of its securities;

     (d) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of ET (other than the Merger);

     (e) (i) incur or assume any long-term or short-term debt or issue any debt securities except for borrowings or issuances of letters of credit under existing lines of credit in the ordinary course of business; (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person. (iii) make any loans, advances or capital contributions to, or investments in, any other person; (iv) pledge or otherwise encumber shares of capital stock of ET; or (v) mortgage or pledge any of its material assets, or create or suffer to exist any material Lien thereupon (other than tax Liens for taxes not yet due);

     (f) except as may be required by law, enter into, adopt or amend or terminate any bonus, profit sharing, compensation, severance, termination, stock option, stock appreciation right, restricted stock, performance unit, stock equivalent, stock purchase agreement, pension, retirement, deferred compensation, employment, severance or other employee benefit agreement, trust, plan, fund or other arrangement for the benefit or welfare of any director, officer or employee in any manner, or increase in any manner the compensation or fringe benefits of any director, officer or employee or pay any benefit not required by any plan and arrangement as in effect as of the date hereof (including, without limitation, the granting of stock appreciation rights or performance units); provided, however, that this paragraph (f) shall not prevent ET from (i) entering into employment agreements or severance agreements with employees in the ordinary course of business and consistent with past practice or (ii) increasing annual compensation and/or providing for or amending bonus arrangements for employees for fiscal 1999 in the ordinary course of year-end compensation reviews consistent with past practice and paying bonuses to employees for fiscal 1999 in amounts previously disclosed to DAL (to the extent that such compensation increases and new or amended bonus arrangements do not result in a material increase in benefits or compensation expense to ET) however, there are no bonuses or salaries being paid at this time;

     (g) acquire, sell, lease or dispose of any assets in any single transaction or series of related transactions (other than in the ordinary course of business);

     (h)  except  as  may be  required  as a  result  of a  change  in law or in
generally  accepted  accounting   principles,   change  any  of  the  accounting
principles or practices used by it;

     (i) revalue in any material respect any of its assets including, without limitation, writing down the value of inventory or writing-off notes or accounts receivable other than in the ordinary course of business;

     (j) (i) acquire (by merger, consolidation, or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof or any equity interest therein; (ii) enter into any contract or agreement other than in the ordinary course of business consistent with past practice which would be material to ET; (iii) authorize any new capital expenditure or expenditures which, individually is in excess of $1,000 or, in the aggregate, are in excess of $5,000; provided, however that none of the foregoing shall limit any capital expenditure required pursuant to existing contracts;

     (k) make any tax election or settle or compromise any income tax liability material to ET;

     (l) settle or compromise any pending or threatened suit, action or claim which (i) relates to the transactions contemplated hereby or (ii) the settlement or compromise of which could have a Material Adverse Effect on ET;

     (m) commence any material research and development project or terminate any material research and development project that is currently ongoing, in either case, except pursuant to the terms of existing contracts or in the ordinary course of business; or

     (n) take, or agree in writing or otherwise to take, any of the actions described in Sections 4.1(a) through 4.1(m) or any action which would make any of the representations or warranties of contained in this Agreement untrue or incorrect.

Section  4.2.  Conduct of Business of DAL.

Except as contemplated by this Agreement or as described in Section 4.2 of the DAL Disclosure Schedule during the period from the date hereof to the Effective Time, DAL will conduct its operations in the ordinary course of business consistent with past practice and, to the extent consistent therewith, with no less diligence and effort than would be applied in the absence of this Agreement, seek to preserve intact its current business organization, keep available the service of its current officers and employees and preserve its relationships with customers, suppliers and others having business dealings with it to the end that goodwill and ongoing businesses shall be unimpaired at the Effective Time. Without limiting the generality of the foregoing, except as otherwise expressly provided in this Agreement or as described in Section 4.2 of the DAL Disclosure Schedule, prior to the Effective Time, DAL will not, without the prior written consent of:

     (a) amend its Certificate of Incorporation or Bylaws (or other similar governing instrument);

     (b) authorize for issuance, issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any stock of any class or any other securities (except bank loans) or equity equivalents (including, without limitation, any stock options or stock appreciation rights;

     (c) split, combine or reclassify any shares of its capital stock, declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, make any other actual, constructive or deemed distribution in respect of its capital stock or otherwise make any payments to stockholders in their capacity as such, or redeem or otherwise acquire any of its securities;

     (d) adopt a plan of complete or partial liquidation, dissolution, merger consolidation, restructuring, recapitalization or other reorganization of DAL (other than the Merger);

     (e) (i) incur or assume any long-term or short-term debt or issue any debt securities except for borrowings or issuances of letters of credit under existing lines of credit in the ordinary course of business. (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person; (iii) make any loans, advances or capital contributions to or investments in, any other person; (iv) pledge or otherwise encumber shares of capital stock of DAL or its subsidiaries; or (v) mortgage or pledge any of its material assets, or create or suffer to exist any material Lien thereupon (other than tax Liens for taxes not yet due);

     (f) except as may be required by law, enter into, adopt or amend or terminate any bonus, profit sharing, compensation, severance, termination, stock option, stock appreciation right, restricted stock, performance unit stock equivalent, stock purchase agreement, pension, retirement, deferred compensation, employment, severance or other employee benefit agreement, trust, plan, fund or other arrangement for the benefit or welfare of any director, officer or employee in any manner, or increase in any manner the compensation or fringe benefits of any director, officer or employee or pay any benefit not required by any plan and arrangement as in effect as of the date hereof (including, without limitation, the granting of stock appreciation rights or performance units); provided, however, that this paragraph (f) shall not prevent DAL or its subsidiaries from (i) entering into employment agreements or severance agreements with employees in the ordinary course of business and consistent with past practice or (ii) increasing annual compensation and/or providing for or amending bonus arrangements for employees for fiscal 2000 in the ordinary course of year end compensation reviews consistent with past practice and paying bonuses to employees for fiscal 2000 in amounts previously disclosed to (to the extent that such compensation increases and new or amended bonus arrangements do not result in a material increase in benefits or compensation expense to DAL) at the present time there are no salaries or bonuses expected for the end of fiscal 2000;

     (g) acquire, sell, lease or dispose of any assets in any single transaction or series of related transactions other than in the ordinary course of business;

     (h)  except  as  may be  required  as a  result  of a  change  in law or in
generally  accepted  accounting   principles,   change  any  of  the  accounting
principles or practices used by it;

     (i) revalue in any material respect any of its assets, including, without limitation, writing down the value of inventory of writing-off notes or accounts receivable other than in the ordinary course of business;

     (j) (i) acquire (by merger, consolidation, or acquisition of stock or assets) any corporation, partnership, or other business organization or division thereof or any equity interest therein; (ii) enter into any contract or agreement other than in the ordinary course of business consistent with past practice which would be material to DAL; (iii) authorize any new capital expenditure or expenditures which, individually, is in excess of $1,000 or, in the aggregate, are in excess of $5,000: provided, however that none of the foregoing shall limit any capital expenditure required pursuant to existing contracts;

     (k) make any tax election or settle or compromise any income tax liability material to DAL and its subsidiaries taken as a whole;

     (l) settle or compromise any pending or threatened suit, action or claim which (i) relates to the transactions contemplated hereby or (ii) the settlement or compromise of which could have a Material Adverse Effect on DAL;

     (m) commence any material research and development project or terminate any material research and development project that is currently ongoing, in either case, except pursuant to the terms of existing contracts or except in the ordinary course of business; or

     (n) take, or agree in writing or otherwise to take, any of the actions described in Sections 4.2(a) through 4.2(m) or any action which would make any of the representations or warranties of the DAL contained in this Agreement untrue or incorrect.

Section  4.3.  Preparation  of 8-K and the Proxy  Statement.

DAL shall promptly prepare and file with the SEC the Proxy Statement, if required by counsel.

Section 4.4. Other Potential Acquirers.

         (a) DAL, its affiliates and their respective officers, directors, employees, representatives and agents shall immediately cease any existing discussions or negotiations, if any, with any parties conducted heretofore with respect to any Third Party Acquisition.

Section 4.5. Meetings of Stockholders.

Each of DAL and ET shall take all action necessary, in accordance with the respective General Corporation Law of its respective state, and its respective certificate of incorporation and bylaws, to duly call, give notice of, convene and hold a meeting of its stockholders as promptly as practicable, to consider and vote upon the adoption and approval of this Agreement and the transactions contemplated hereby. The stockholder votes required for the adoption and approval of the transactions contemplated by this Agreement shall be the vote required by the TBCA and its charter and bylaws, in the case of ET and the General Corporation Law of its respective state, and its charter and bylaws, in the case of DAL. ET and DAL will, through their respective Boards of Directors, recommend to their respective stockholders approval of such matters

Section  4.6.  OTC:BB Listing.

The parties shall use all reasonable efforts to cause the ET Shares, subject to Rule 144, to be traded on the Over The Counter Bulletin Board (OTC:BB).

Section 4.7. Access to Information.

         (a) Between the date hereof and the Effective Time, ET will give DAL and its authorized representatives, and DAL will give ET and its authorized representatives, reasonable access to all employees, plants, offices, warehouses and other facilities and to all books and records of itself and its subsidiaries, will permit the other party to make such inspections as such party may reasonably require and will cause its officers and those of its subsidiaries to furnish the other party with such financial and operating data and other information with respect to the business and properties of itself and its subsidiaries as the other party may from time to time reasonably request.

         (b) Between the date hereof and the Effective Time, ET shall furnish to DAL, and DAL will furnish to ET, within 25 business days after the end of each quarter, quarterly statements prepared by such party in conformity with its past practices) as of the last day of the period then ended.

         (c) Each of the parties hereto will hold and will cause its consultants and advisers to hold in confidence all documents and information furnished to it in connection with the transactions contemplated by this Agreement.

Section 4.8. Additional Agreements, Reasonable Efforts. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use all reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including, without limitation, (i) cooperating in the preparation and filing of the Proxy Statement and the 8-K, any filings that may be required under the HSR Act, and any amendments to any thereof; (ii) obtaining consents of all third parties and Governmental Entities necessary, proper or advisable for the consummation of the transactions contemplated by this Agreement; (iii) contesting any legal proceeding relating to the Merger and (iv) the execution of any additional instruments necessary to consummate the transactions contemplated hereby. Subject to the terms and conditions of this Agreement, DAL and ET agree to use all reasonable efforts to cause the Effective Time to occur as soon as practicable after the stockholder votes with respect to the Merger. In case at any time after the Effective Time any further action is necessary to carry out the purposes of this Agreement, the proper officers and directors of each party hereto shall take all such necessary action.



Section 4.9. Indemnification.

         (a) To the extent, if any, not provided by an existing right under one of the parties' directors and officers liability insurance policies, from and after the Effective Time, ET shall, to the fullest extent permitted by applicable law, indemnify, defend and hold harmless each person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Effective Time, a director, officer or employee of the parties hereto or any subsidiary thereof (each an "Indemnified Party" and, collectively, the "Indemnified Parties") against all losses, expenses (including reasonable attorneys' fees and expenses), claims, damages or liabilities or, subject to the proviso of the next succeeding sentence, amounts paid in settlement arising out of actions or omissions occurring at or prior to the Effective Time and whether asserted or claimed prior to, at or after the Effective Time) that are in whole or in part (i) based on, or arising out of the fact that such person is or was a director, officer or employee of such party or a subsidiary of such party or
(ii) based on, arising out of or pertaining to the transactions contemplated by this Agreement. In the event of any such loss expense, claim, damage or liability (whether or not arising before the Effective Time), (i) ET shall pay the reasonable fees and expenses of counsel selected by the Indemnified Parties, which counsel shall be reasonably satisfactory to ET, promptly after statements therefore are received and otherwise advance to such Indemnified Party upon request reimbursement of documented expenses reasonably incurred, in either case to the extent not prohibited by the TBCA or its certificate of incorporation or bylaws, (ii) ET will cooperate in the defense of any such matter and (iii) any determination required to be made with respect to whether an Indemnified Party's conduct complies with the standards set forth under the TBCA and ET's certificate of incorporation or bylaws shall be made by independent counsel mutually acceptable to ET and the Indemnified Party; provided, however, that ET shall not be liable for any settlement effected without its written consent (which consent shall not be unreasonably withheld). The Indemnified Parties as a group may retain only one law firm with respect to each related matter except to the extent there is, in the opinion of counsel to an Indemnified Party, under applicable standards of professional conduct, c conflict on any significant issue between positions of any two or more Indemnified Parties.

         (b) In the event ET or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity or such consolidation or merger or
(ii) transfers all or substantially all of its properties and assets to any person, then and in either such case, proper provision shall be made so that the successors and assigns of ET shall assume the obligations set forth in this
Section 4.11.

         (c) To the fullest extent permitted by law, from and after the Effective Time, all rights to indemnification now existing in favor of the employees, agents, directors or officers of ET and DAL and their subsidiaries with respect to their activities as such prior to the Effective Time, as provided in ET's and DAL's certificate of incorporation or bylaws, in effect on the date thereof or otherwise in effect on the date hereof, shall survive the Merger and shall continue in full force and effect for a period of not less than six years from the Effective Time.

         (d) The provisions of this Section 4.11 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party, his or her heirs and his or her representatives.

Section  4.10.  Notification of Certain Matters.

The parties hereto shall give prompt notice to the other parties, of (i) the occurrence or nonoccurrence of any event the occurrence or nonoccurrence of which would be likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at or prior to the Effective Time, (ii) any material failure of such party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder, (iii) any notice of, or other communication relating to, a default or event which, with notice or lapse of time or both, would become a default, received by such party or any of its subsidiaries subsequent to the date of this Agreement and prior to the Effective Time, under any contract or agreement material to the financial condition, properties, businesses or results of operations of such party and its subsidiaries taken as a whole to which such party or any of its subsidiaries is a party or is subject, (iv) any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement, or (v) any material adverse change in their respective financial condition, properties, businesses, results of operations or prospects taken as a whole, other than changes resulting from general economic conditions; provided, however, that the delivery of any notice pursuant to this Section 4.12 shall not cure such breach or non-compliance or limit or otherwise affect the remedies available hereunder to the party receiving such notice.



                                    ARTICLE 5

                    Conditions to Consummation of the Merger

Section  5.1.  Conditions to Each Party's Obligations  to  Effect  the Merger.

The respective obligations of each party hereto to effect the Merger are subject to the satisfaction at or prior to the Effective Time of the following conditions:

     (a) this Agreement shall have been approved and adopted by the requisite vote of the stockholders of ET and DAL;

     (b) this Agreement shall have been approved and adopted by the Board of Directors of ET and DAL;

     (c) no statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or enforced by any United States court or United States governmental authority which prohibits, restrains, enjoins or restricts the consummation of the Merger;

     (d) any waiting period applicable to the Merger under the HSR Act shall have terminated or expired, and any other governmental or regulatory notices or approvals required with respect to the transactions contemplated hereby shall have been either filed or received; and

Section  5.2. Conditions to the Obligations of ET.

The obligation of ET to effect the Merger is subject to the satisfaction at or prior to the Effective Time of the following conditions:

         (a) the representations of DAL contained in this Agreement or in any other document delivered pursuant hereto shall be true and correct (except to the extent that the breach thereof would not have a Material Adverse Effect on
DAL) at and as of the Effective Time with the same effect as if made at and as of the Effective Time (except to the extent such representations specifically related to an earlier date, in which case such representations shall be true and correct as of such earlier date), and at the Closing DAL shall have delivered to ET a certificate to that effect;

         (b) each of the covenants and obligations of DAL to be performed at or before the Effective Time pursuant to the terms of this Agreement shall have been duly performed in all material respects at or before the Effective Time and at the Closing DAL shall have delivered to ET a certificate to that effect;

         (d) DAL shall have obtained the consent or approval of each person whose consent or approval shall be required in order to permit the Merger as relates to any obligation, right or interest of DAL under any loan or credit agreement, note, mortgage, indenture, lease or other agreement or instrument, except those for which failure to obtain such consents and approvals would not, in the reasonable opinion of ET, individually or in the aggregate, have a Material Adverse Effect on DAL;

         (e) there shall have been no events, changes or effects with respect to DAL or its subsidiaries having or which could reasonably be expected to have a Material Adverse Effect on DAL; and

Section  5.3.  Conditions to the Obligations of  DAL.

The respective obligations of DAL to effect the Merger are subject to the satisfaction at or prior to the Effective Time of the following conditions:

         (a) the representations of ET contained in this Agreement or in any other document delivered pursuant hereto shall be true and correct (except to the extent that the breach thereof would not have a Material Adverse Effect on
ET) at and as of the Effective Time with the same effect as if made at and as of the Effective Time (except to the extent such representations specifically related to an earlier date, in which case such representations shall be true and correct as of such earlier date), and at the Closing ET shall have delivered to DAL a certificate to that effect;

         (b) each of the covenants and obligations of ET to be performed at or before the Effective Time pursuant to the terms of this Agreement shall have been duly performed in all material respects at or before the Effective Time and at the Closing ET shall have delivered to DAL a certificate to that effect;

         (c) there shall have been no events, changes or effects with respect to ET having or which could reasonably be expected to have a Material Adverse Effect on ET.



                                    ARTICLE 6

                         Termination; Amendment; Waiver

Section  6.1.  Termination.

This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after approval and adoption of this Agreement by ET's or DAL's stockholders:

         (a) by mutual written consent of ET and DAL;

         (b) by DAL or ET if (i) any court of competent jurisdiction in the United States or other United States Governmental Entity shall have issued a final order, decree or ruling or taken any other final action restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action is or shall have become nonappealable or (ii) the Merger has not been consummated by December 15, 2000; provided, however, that no party may terminate this Agreement pursuant to this clause (ii) if such party's failure to fulfill any of its obligations under this Agreement shall have been the reason that the Effective Time shall not have occurred on or before said date;

         (c) by ET if (i) there shall have been a breach of any representation or warranty on the part of DAL set forth in this Agreement, or if any representation or warranty of DAL shall have become untrue, in either case such that the conditions set forth in Section 5.2(a) would be incapable of being satisfied by November 30, 1999 (or as otherwise extended), (ii) there shall have been a breach by DAL of any of their respective covenants or agreements hereunder having a Material Adverse Effect on DAL or materially adversely affecting (or materially delaying) the consummation of the Merger, and DAL, as the case may be, has not cured such breach within 20 business days after notice by ET thereof, provided that ET has not breached any of its obligations hereunder, (iii) ET shall have convened a meeting of its stockholders to vote upon the Merger and shall have failed to obtain the requisite vote of its stockholders; or (iv) ET shall have convened a meeting of its Board of Directors to vote upon the Merger and shall have failed to obtain the requisite vote;

         (d) by DAL if (i) there shall have been a breach of any representation or warranty on the part of ET set forth in this Agreement, or if any representation or warranty of ET shall have become untrue, in either case such that the conditions set forth in Section 5.3(a) would be incapable of being satisfied by December 15, 2000 (or as otherwise extended), (ii) there shall have been a breach by ET of its covenants or agreements hereunder having a Material Adverse Effect on ET or materially adversely affecting (or materially delaying) the consummation of the Merger, and ET, as the case may be, has not cured such breach within twenty business days after notice by DAL thereof, provided that DAL has not breached any of its obligations hereunder, (iii) the ET Board shall have recommended to ET's stockholders a Superior Proposal, (iv) the ET Board shall have withdrawn, modified or changed its approval or recommendation of this Agreement or the Merger or shall have failed to call, give notice of, convene or hold a stockholders' meeting to vote upon the Merger, or shall have adopted any resolution to effect any of the foregoing, (v) DAL shall have convened a meeting of its stockholders to vote upon the Merger and shall have failed to obtain the requisite vote of its stockholders or (vi) ET shall have convened a meeting of its stockholders to vote upon the Merger and shall have failed to obtain the requisite vote of its stockholders.

Section  6.2.  Effect of Termination.

In the event of the termination  and  abandonment of this Agreement  pursuant to
Section 6.1, this Agreement shall forthwith become void and have no effect, without any liability on the part of any party hereto or its affiliates, directors, officers or stockholders, other than the provisions of this Section
6.2 and Sections 4.7(c) and 6.3 hereof. Nothing contained in this Section 6.2 shall relieve any party from liability for any breach of this Agreement.

Section  6.3.  Fees and Expenses.

Except as specifically provided in this Section 6.3, each party shall bear its own expenses in connection with this Agreement and the transactions contemplated hereby.

Section 6.4. Amendment.

This Agreement may be amended by action taken by ET and DAL at any time before or after approval of the Merger by the stockholders of ET and DAL (if required by applicable law) but, after any such approval, no amendment shall be made which requires the approval of such stockholders under applicable law without such approval. This Agreement may not be amended except by an instrument in writing signed on behalf of the parties hereto.



Section  6.5.  Extension; Waiver.

At any time prior to the Effective Time, each party hereto may (i) extend the time for the performance of any of the obligations or other acts of any other party, (ii) waive any inaccuracies in the representations and warranties of any other party contained herein or in any document, certificate or writing delivered pursuant hereto or (iii) waive compliance by any other party with any of the agreements or conditions contained herein. Any agreement on the part of any party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party hereto to assert any of its rights hereunder shall not constitute a waiver of such rights.

                                    ARTICLE 7

                                  Miscellaneous

Section  7.1.  Nonsurvival  of  Representations  and  Warranties.

The representations and warranties made herein shall not survive beyond the Effective Time or a termination of this Agreement. This Section 7.1 shall not limit any covenant or agreement of the parties hereto which by its terms requires performance after the Effective Time.

Section   7.2.  Entire  Agreement;  Assignment.

This Agreement (a) constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all other prior agreements and understandings both written and oral, between the parties with respect to the subject matter hereof and (b) shall not be assigned by operation of law or otherwise.

Section  7.3.  Validity.

If any provision of this Agreement, or the application thereof to any person or circumstance, is held invalid or unenforceable, the remainder of this Agreement, and the application of such provision to other persons or circumstances, shall not be affected thereby, and to such end, the provisions of this Agreement are agreed to be severable.

Section 7.4. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by facsimile or by registered or certified mail (postage prepaid, return receipt requested), to each other party as follows:

If to DAL:

         Daljama, Inc.
         1353 Middleton Dr.
         Cedar Hill, Texas 75104

If to ET:

         ENTERTAINMENT TRENDS, INC.
         835 W. Harwood Rd. Suite E.
         Hurst, TX  76054
         (817) 577-8779



or to such other address as the person to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

Section  7.5. Governing Law.

This Agreement shall be governed by and construed in accordance with the laws of the State of Texas, without regard to the principles of conflicts of law thereof.

Section 7.6. Descriptive Headings.

The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

Section 7.7. Parties in Interest.

This Agreement shall be binding upon and inure solely to the benefit of each party hereto and its successors and permitted assigns, and except as provided in Sections 4.9 and 4.11, nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

Section  7.8. Certain Definitions.

For the purposes of this Agreement, the term:

     (a) "affiliate" means (except as otherwise provided in Sections 2.19, 3.19 and 4.13) a person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned person;

     (b) "business day" means any day other than a day on which Nasdaq is closed;
     (c) "capital stock" means common stock, preferred stock, partnership interests, limited liability company interests or other ownership interests entitling the holder thereof to vote with respect to matters involving the issuer thereof;

     (d) "knowledge" or "known" means, with respect to any matter in question, if an executive officer of ET or DAL or its subsidiaries, as the case may be, has actual knowledge of such matter;

     (e)  "person"  means  an  individual,  corporation,   partnership,  limited
liability company, association, trust, unincorporated organization or other legal entity; and

     (f) "subsidiary" or "subsidiaries" of ET, DAL or any other person, means any corporation, partnership, limited liability company, association, trust, unincorporated association or other legal entity of which ET, DAL or any such other person, as the case may be (either alone or through or together with any other subsidiary), owns, directly or indirectly, 50% or more of the capital stock, the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

Section 7.9. Personal Liability.

This Agreement shall not create or be deemed to create or permit any personal liability or obligation on the part of any direct or indirect stockholder of ET, DAL or Newco or any officer, director, employee, agent, representative or investor of any party hereto.

Section 7.10. Specific Performance.

The parties hereby acknowledge and agree that the failure of any party to perform its agreements and covenants hereunder, including its failure to take all actions as are necessary on its part to the consummation of the Merger, will cause irreparable injury to the other parties for which damages, even if available, will not be an adequate remedy. Accordingly, each party hereby consents to the issuance of injunctive relief by any court of competent jurisdiction to compel performance of such party's obligations and to the granting by any court of the remedy of specific performance of its obligations hereunder; provided, however, that, if a party hereto is entitled to receive any payment or reimbursement of expenses pursuant to Sections 6.3(a), (b) or (c), it shall not be entitled to specific performance to compel the consummation of the Merger.

Section 7.11. Counterparts.

This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.



In Witness Whereof, each of the parties has caused this Agreement to be duly executed on its behalf as of the day and year first above written.

         ET Corporation

         -------------------------
         James P. Massengale, President
         President

         Daljama, Inc.

         -------------------------
                 Greg Gill, President

                 ET DISCLOSURE SCHEDULE

Schedule 2.1   Organization                       See Amended Articles/Bylaws

Schedule 2.6   Consents & Approvals               None Provided

Schedule 2.7   No Default                         Not Applicable

Schedule 2.8   No Undisclosed Liability           None Exist

Schedule 2.9   Litigation                         None Exist

Schedule 2.10  Compliance with Applicable Law     None

Schedule 2.11 Employee Benefit Plans              None Provided

Schedule 2.12 Environmental Laws and Regs         Not Applicable

Schedule 2.13 Tax Matters                         None Exist

Schedule 2.14 Title to Property                   None Exist

Schedule 2.15 Intellectual Property               None Exist

Schedule 2.16 Insurance                           None Exist

Schedule 2.17  Vote Required                      None Required

Schedule 2.18 Tax Treatment                       Not Applicable

Schedule 2.19 Affiliates                          None Provided

Schedule 2.20 Certain Business Practices          None Exist

Schedule 2.21 Insider Interest                    None Exist

Schedule 2.22 Opinion of Financial Adviser        Waived - None Exist

Schedule 2.23 Broker                              None Exist

Schedule 4.1 Conduct of Business                  None Provided


         DAL DISCLOSURE SCHEDULE

Schedule 3.2(b) Subsidiary Stock                  None Exist

Schedule 3.2(c) Capital Stock Rights              None Exist other than
                                                  as in Articles

Schedule 3.2(d) Securities conversions            None Exist

Schedule 3.2 (f) Subsidiaries                     None Exist

Schedule 3.6   Consents & Approvals               Provided

Schedule 3.7   No Default                         Not Applicable

Schedule 3.8   No Undisclosed Liability           None Exist

Schedule 3.9   Litigation                         None Exist

Schedule 3.10  Compliance with Applicable Law     Not Applicable  -  fully
                                                  disclosed in 10SB12G
Schedule 3.11  Employee Benefit Plans

Section 3.11(c)                                   No  Options Exist

Section 3.11(e)                                   No Agreements Exist

Schedule 3.12 Environmental Laws and Regs         Not Applicable

Schedule 3.13 Tax Matters                         None Exist

Schedule 3.14 Title to Property                   None Exist

Schedule 3.15(b) Intellectual Property            None Exist

Schedule 3.16 Insurance                           None Exist

Schedule  3.17   Vote  Required                   See  Shareholder Meeting
                                                  Certificate

Schedule 3.18 Tax Treatment                       Not Applicable

Schedule 3.19 Affiliates                          None Exist

Schedule 3.20 Certain Business Practices          None Exist

Schedule 3.21 Insider Interest                    None Exist

Schedule 3.22 Opinion of Financial Adviser        Waived - None Exist

Schedule 2.23 Broker                              None Exist

Schedule  4.2  Conduct  of  Business              See  Amended  &
                                                  Restated Articles




Exhibit 1.2

                               ARTICLES OF MERGER
                                       OF
                              ENTERTAINMENT TRENDS
                               a Texas Corporation
                                       and
                                  DALJAMA, INC.
                               a Texas Corporation



     The undersigned corporations, ENTERTAINMENT TRENDS CORPORATION, a Texas corporation ("ET"), and DALJAMA, INC., a Texas corporation ("DAL"), do hereby certify:

1. DAL is a corporation duly organized and validly existing under the laws of the State of Texas. Articles of Incorporation were originally filed on July 17, 2000.

2. ET is a corporation duly organized and validly existing under the laws of the State of Texas. Articles of Incorporation were originally filed on June 27, 1998.

3. DAL and ET are parties to a Merger Agreement, pursuant to which DAL will be merged with and into ET. Upon completion of the merger ET will be the surviving corporation in the merger and DAL will be dissolved. Pursuant to the Merger Agreement the stockholders of DAL will receive stock in ET. This merger has been conducted in accordance with the provisions in article 5.03 of the Texas Business Corporation Act

4. The Articles of Incorporation and Bylaws of ET as existing prior to the effective date of the merger shall continue in full force as the Articles of Incorporation and Bylaws of the surviving corporation.

5. The complete executed Agreement and Plan of Merger dated as of November 21, 2000 which sets forth the plan of merger providing for the merger of DAL with and into ET is on file at the corporate offices of ET.

6. A copy of the Agreement and Plan of Merger will be furnished by ET on request and without cost to any stockholder of any corporation which is a party to the merger.

7. The plan of merger as set forth in the Agreement and Plan of Merger, has been approved by a majority of the Board of Directors of DAL at a meeting held November 21, 2000.

8. DAL has 5,000,000 shares of common stock issued, outstanding and entitled to vote on the merger. At a meeting of the Shareholders of DAL held, November 21, 2000, 5,000,000 shares voted in favor of the merger.

9. The plan of merger as set forth in the Agreement and Plan of Merger, was approved by a Unanimous Consent of the Board of Directors of ET dated November 21, 2000.

10.  Stockholder   approval  of  the   Agreement  and  Plan  of  Merger  by  the
     Stockholders of ET is not required.

11. The manner in which the exchange of issued shares of DAL shall be affected is set forth in the Agreement and Plan of Merger.

     IN WITNESS WHEREOF, the undersigned have executed these Articles of Merger at Cedar Hill, Texas on November 21, 2000.


ENTERTAINMENT TRENDS, CORPORATION                 DALJAMA, INC.
a Texas corporation                               a Texas corporation


By/s/ James P. Massengale                         By/s/ Greg Gill
     James P. Massengale, President               Greg Gill, President &
                                                  Secretary